JayHawk Announces Acquisition of 1,336 Additional Acres in Crawford County Kansas, and Provides Update

April 28, 2008

BROOMFIELD, Colo- -(BUSINESS WIRE)- - JayHawk Energy. Inc. (OTCBB JYHW-NEWS) (“JayHawk”) Announces the signing of a purchase & sale agreement with Titan West Energy, Inc., a private company, to acquire additional acreage and assets in Crawford County Kansas.

 Pursuant to the agreement, the Company acquired a 100% working interest in fourteen (14) completed coal bed gas wells & PNG (Petroleum & Natural Gas Rights) and thirteen hundred, thirty-six (1,336) acres of leases for $300,000 and 50,000 shares of the Company’s common stock.  The land base in this acquisition is contiguous to and strategically additive to the Girard project which previously closed on March 31, 2008.

“This acquisition adds an additional 20 drill targets to our program, and we plan to tie-in the 14 completed wells to our 100% owned 16mile group pipeline within the next few months” says JayHawk President & CEO, Lindsay Gorrill.

“We will be focused on the execution of dewatering equipment and infrastructure correlating to these wells in the post stage of construction, and to the group pipeline to enable immediate production. For other wells, drilling commencement is expected in the first week of May, 2008. We are confident and excited that this new acquisition will further build our South Eastern Kansas CBM program, again increasing shareholder value for a quality return,” concludes Lindsay Gorrill.

For additional information, please contact:

Lindsay Gorrill, President & CEO
or Joseph Young, CFO
Telephone: (303) 327-1571
Facsimile: (303) 327-1574
Toll Free: (877) 321-HAWK

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.